Date:	April 23, 2008
Contact:	David Nolan
Executive Vice President and Chief Financial Officer
(315) 336-7300

Rome Bancorp Reports First Quarter Earnings, Dividend Declaration and Approval of Additional Stock Repurchase

Rome Bancorp, Inc. (the “Company”) (NASDAQ: ROME), the holding company of The Rome Savings Bank (the “Bank”), announced today the Company’s results of operations for the three month period ended March 31, 2008. Net income for the Company for the quarter ended March 31, 2008 was $700,000 or $0.10 per diluted share, compared to $837,000 or $0.10 per diluted share in the first quarter of 2007. Diluted outstanding shares decreased to 7.3 million in the current quarter compared to 8.1 million in the first quarter of 2007 as a result of treasury stock purchases over the past year.

Net interest income was $3.2 million for the three months ended March 31, 2008, a decrease of $62,000 from $3.3 million for the three months ended March 31, 2007 due to an increase in interest expense related to higher deposit account balances and borrowing levels.

Interest income increased by $165,000 to $4.5 million for the three months ended March 31, 2008 from $4.3 million for the three months ended March 31, 2007, as a result of an increase in average earning assets which was partially offset by a decrease in the yields earned on these assets. Average earning assets grew by $16.6 million from the same quarter in 2007, due to continued growth in the Company’s loan portfolio. The overall yield on earning assets decreased to 6.29% for the three months ended March 31, 2008 from 6.50% for the first quarter of 2007, due to 2008 decreases in key interest rates and the resultant impact of these decreases on the income realized on variable rate loans.

Interest expense increased by $227,000, or 21.7% to $1.3 million for the three months ended March 31, 2008, compared to $1.0 million in the same period in 2007. Interest expense on deposit accounts increased by $113,000, or 15.3% due to higher average balances of deposits held as well as higher rates paid on time deposits. Interest expense on borrowings increased to $370,000 in the first quarter of 2008 from $263,000 for the same quarter of 2007. The average balance of borrowings increased to $42.0 million in the three months ended March 31, 2008 from $22.4 million in the same period of 2007, as the Company utilized borrowings to fund loan growth, treasury stock purchases and the purchase of investment securities. In conjunction with the decrease in key market interest rates during the first quarter of 2008, the Company saw the average cost of its borrowings decrease to 3.54% for the current quarter, compared to 4.76% for the same quarter of 2007.

The Company recorded no loan loss provision in either the first quarter of 2008 or 2007 as a result of minimal loan loss activity and continued stability of the loan portfolio in both quarters. Non-performing loans as a percentage of total loans increased to 0.45% at March 31, 2008 from 0.41% a year ago. The allowance for loan losses as a percent of non-performing loans was 147% at March 31, 2008, compared to 179% at March 31, 2007.

Non-interest income decreased by $12,000 to $514,000 for the three months ended March 31, 2008 from $526,000 for the three months ended March 31, 2007, primarily due to lower fee revenue. Non-interest expense increased $224,000 to $2.7 million for the three months ended

March 31, 2008 compared to $2.5 million for the three months ended March 31, 2007. The majority of the increase in non-interest expense resulted from a curtailment charge recorded on the partial settlement of the Company’s previously frozen defined benefit pension plan.

Income tax expense was $305,000 for the three months ended March 31, 2008, a decrease of $161,000 from income tax expense of $466,000 in the first quarter of 2007. In addition to a lower level of pre-tax income, the Company recorded more tax exempt income in the current quarter. During the quarter ended March 31, 2008 the Company revised its estimate of tax exposure related to an ongoing state tax audit, resulting in a reduction of income tax expense of $31,000.

Total assets at March 31, 2008 were $322.5 million, an increase of $4.3 million from $318.1 million at December 31, 2007. Loan balances increased from $281.0 million at December 31, 2007 to $284.4 million at March 31, 2008. Total deposits increased by $3.4 million or 1.7% to $206.4 million at March 31, 2008.

In commenting on the results of operations, Mr. Charles Sprock, Chairman, President & CEO stated, “Given the challenging economic environment we have been operating in, we are pleased to have generated earnings per share equal to the first quarter of 2007, while maintaining an enviable level of net interest margin, asset quality and loan and deposit growth. Our strong balance sheet and capital adequacy position us to continue to be able to readily address our customers’ needs. In addition, the recent uncertain economic climate has allowed the Company to repurchase its shares at prices advantageous to our shareholders.”

The Company also announced that its Board of Directors has declared a quarterly dividend on the Company’s common stock in the amount of $0.085 per share for stockholders of record at the close of business on May 8, 2008. The dividend is payable on May 22, 2008.

Finally, the Company announced that its Board of Directors has authorized the repurchase of up to 370,000 shares (approximately 5%) of its outstanding common stock, as market conditions warrant in open market and privately negotiated transactions, over the next twelve months.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	As of
	March 31,	December 31,
	2008	2007
Selected Financial Condition Data:
Total assets	$322,458	$318,131
Loans, net	284,355	281,042
Securities	6,609	6,165
Cash and cash equivalents	8,346	8,018
Total deposits	206,425	203,032
Borrowings	44,268	40,333
Total shareholders’ equity	65,407	69,037
Allowance for loan losses	1,908	1,910
Non-performing loans	1,298	1,003
Non-performing assets	1,472	1,100

	For the three months ended
	March 31,
	2008	2007
Selected Operating Data:
Interest income	$4,509	$4,344
Interest expense	1,272	1,045
Net interest income	3,237	3,299
Provision for loan losses	0	0
Net interest income after provision for loan losses	3,237	3,299
Non-interest income:
Service charges and other income	514	526
Net gain on securities	0	0
Total non-interest income	514	526
Non-interest expense	2,746	2,522
Income before income taxes	1,005	1,303
Income tax expense	305	466
Net income	$700	$837

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

		For the three months ended
		March 31,
		2008	2007

Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share		$0.10	$0.11
Diluted earnings per share		$0.10	$0.10
Return on average assets		0.88%	1.13%
Return on average equity		4.13%	4.40%
Net interest rate spread	1	3.92%	4.26%
Net interest margin	1	4.52%	4.94%
Non-interest expense to average assets		3.47%	3.41%
Efficiency ratio	1	73.04%	65.68%
Average interest-earning assets to average interest-bearing liabilities		133.67%	143.66%

	As of
	March 31,	December 31,
	2008	2007
Equity Ratios:
Equity to assets	20.28%	21.70%
Book value per share	$8.79	$8.86

Asset Quality Ratios:
Nonperforming loans as percent of loans	0.45%	0.35%
Nonperforming assets as percent of total assets	0.46%	0.35%
Allowance for loan losses as a percent of loans	0.67%	0.68%
Allowance for loan losses as a percent of non-performing loans	147.0%	190.4%

Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.